Exhibit 5.6

April 22, 2021

CONSENT OF CHRIS GAULD

United States Securities and Exchange Commission

Ladies and Gentlemen:

I, Chris Gauld, M.Sc., P.Geo., currently Manager, Resource Management and formerly Principal Geologist, Resource Management, Vale Base Metals at the time of production of the referenced Technical Report herein, hereby consent to the reference to and use of the technical report with an effective date of December 31, 2019, which is entitled "Salobo Copper-Gold Mine Carajás, Pará State, Brazil – Technical Report – Salobo III Expansion" (the "Technical Report") in the Registration Statement on Form F-10 of Wheaton Precious Metals Corp.

Yours truly,

/s/ Chris Gauld
Chris Gauld, P. Geo.